STOCK PURCHASE AGREEMENT ADDENDUM


THIS STOCK PURCHASE AGREEMENT ADDENDUM (THE "ADDENDUM") is entered into effective as of the 1st day of January, 2004 (the "Effective Date"), by and between XRG, Inc. ("XRG") and R&R Express Intermodal, Inc. ("R&R").

                                    RECITALS:

     WHEREAS, XRG and R&R are parties to a Stock Purchase Agreement dated August 20, 2003 (the "Stock Purchase Agreement"); and

     WHEREAS, the parties now desire to amend the Stock Purchase Agreement to reflect the parties' agreement to modify the purchase consideration as discussed herein;

     NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. As consideration for the purchase of the R&R shares as described in Item 2(B) of the Stock Purchase Agreement, XRG and R&R hereby agree that XRG shall pay $100,000 in cash and issue 100,000 shares of common stock of XRG as full consideration. The amount of shares set forth herein will be issued to the shareholders of R&R in proportion to their respective holdings of the shares of R&R. The number of XRG Shares is subject to adjustment after the acquisition based on the future market price of the XRG Shares. Specifically, in the event the XRG Shares held by the shareholders of R&R do not have a fair market value equal to or greater than $100,000, when liquidated at the sole discretion of the shareholders, then the Company shall be obligated to issue the shareholders of R&R within 10 days of written request by the shareholders, additional free trading shares of Company common stock sufficient to result in the fair market value of the XRG Shares held by the shareholders of R&R having a total value equal to $100,000.

2. ENTIRE AGREEMENT. Except as modified hereby, the Stock Purchase Agreement remains in full force and effect.

                                      XRG, INC.

                                      By:
                                         --------------------------------------
                                      Its: President & CEO

                                      R&R EXPRESS INTERMODAL, INC.

                                      By:
                                         --------------------------------------
                                      Its: President